                                                                      EXHIBIT 99



For release:     IMMEDIATELY
Contact:         Charles M. Johnston, Chief Financial Officer (610) 313-2189

COMMONWEALTH BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER 1997

NORRISTOWN, PA, OCTOBER 21, 1997 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB), today reported net income of $4.0 million for the third quarter of 1997 compared to a net loss of ($0.7) million for the third quarter of 1996. For the nine months ended September 30, 1997, net income was $12.4 million compared to $5.1 million for the nine months ended September 30, 1996. Results for the 1996 periods were affected by a $4.5 million after-tax charge relating to the recapitalization of the Savings Association Insurance Fund (SAIF). Exclusive of this one-time charge, net income would have been $3.8 million for the third quarter of 1996 and $9.6 million for the nine months ended September 30, 1996.

Earnings per share of common stock were $0.25 in the third quarter of 1997, compared to a net loss of ($0.04) per share in the third quarter of 1996. Earnings per share of common stock were $0.76 for the nine months ended September 30, 1997, compared to $0.44 per share for the nine months ended September 30, 1996. Exclusive of the SAIF special assessment, earnings per share of common stock would have been $0.22 for the third quarter of 1996 and $0.83 for the nine months ended September 30, 1996. The decrease in earnings per share for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996, as adjusted, was primarily attributable to an increase in the number of common shares outstanding after the completion of the Company's second-step conversion in June 1996, as well as the time required to deploy the related capital into investments with acceptable long-term profitability characteristics.

"Commonwealth achieved excellent progress during the quarter in a number of key strategic areas," stated Charles H. Meacham, Chairman and Chief Executive Officer. He added, "During the past three months, business banking deposits increased by 30% to $83.4 million. The Company's supermarket branches, which achieved 15% growth in deposits during the quarter to $98.1 million, contributed to that increase." Mr. Meacham also noted, "Commonwealth achieved good loan growth during the quarter, particularly in the consumer area, where loans increased to $184.4 million, or 4% over the mid-year level."

Commonwealth's earnings for the three months and nine months ended September 30, 1997 reflected $1.4 million and $4.6 million, respectively, of non-cash expenses relating to the amortization of goodwill and core deposit intangibles acquired in various acquisitions and accounted for under the purchase method of accounting. On a pre-tax basis, these non-cash charges represented $0.09 and $0.28 per share, respectively, in the third quarter and first nine months of 1997. On a comparable basis in 1996, amortization of goodwill and core deposit intangibles were $1.7 million and $2.9 million, respectively, or $0.10 and $0.25 per share.

Net interest income was $17.6 million in the third quarter of 1997, an increase of 5% compared to $16.8 million in the third quarter of 1996. For the nine months ended September 30, 1997, net interest income increased by 23%, to $53.4 million, versus $43.3 million for the same period in 1996. The increases were primarily attributable to higher interest-earning asset levels, offset, in part, by a lower net interest margin.

Average interest-earning assets totaled $2.1 billion for both the third quarter and nine months ended September 30, 1997. This compared to $1.9 billion and $1.6 billion for the third quarter and nine months ended September 30, 1996, respectively. The increases in the third quarter and nine months average interest-earning assets were due primarily to an increase in the Company's loan portfolio. Compared to the third quarter of 1996, average mortgage loans increased 21% to $912.5 million, average consumer loans increased 7% to $178.0 million, and average commercial loans increased 21% to $106.8 million in the third quarter of 1997. Compared to the first nine months of 1996, average mortgage loans increased 25% to $867.7 million, average consumer loans increased 31% to $172.9 million, and average commercial loans increased 74% to $102.9 million in the first nine months of 1997. The increases in average loans in the third quarter of 1997, relative to the third quarter of 1996, were primarily attributable to growth in the Company's core businesses of mortgage banking, retail banking, and business banking. In addition to growth in the Company's core businesses, the increases in average loans for the first nine months of 1997, relative to the first nine months of 1996, were also partially attributable to the June 1996 acquisition of 12 branch offices located in Berks and Lebanon Counties, PA ("Berks Acquisition").

The net interest margin was 3.29% in the third quarter of 1997, down from 3.53% in the third quarter of 1996. The decrease was primarily attributable to a 0.22% reduction in the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities (net interest spread). The reduction in the third quarter net interest spread was primarily due to an increase in the average cost of the Bank's certificates of deposit, which, in turn, was primarily attributable to the maturity of favorably priced certificates of deposit.

For the nine months ended September 30, 1997, the net interest margin was 3.42%, versus 3.53% in the comparable 1996 period. The decrease was primarily attributable to a 0.14% decrease in the net interest spread. The reduction in the net interest spread for the first nine months of 1997 was attributable to the same factors responsible for the third quarter decrease.

Noninterest income totaled $5.7 million in the third quarter of 1997 compared to $4.7 million in the third quarter of 1996. The increase reflected a $1.2 million increase in the net gain on sale of mortgage loans, which was primarily attributable to an increase in servicing released premiums on loans originated through mortgage production offices acquired from Homestead Mortgage, Inc. ("Homestead") in the first quarter of 1997. Also contributing to the increase in noninterest income in the third quarter of 1997 was a $0.6 million increase in deposit fees, which was primarily attributable to growth in supermarket banking, expansion of Commonwealth's business banking activities, and increased ATM fees. Servicing fee income increased primarily as a result of a $0.2 million gain on the sale of mortgage servicing rights. These favorable effects were offset, in part, by a $1.0 million decrease in other noninterest income, primarily due to a favorable litigation settlement in the third quarter of 1996.

Noninterest income was $15.0 million for the nine months ended September 30, 1997 compared to $11.1 million for the same 1996 period. The increase reflected a $1.8 million increase in the net gain on sale of mortgage loans and a $1.7 million increase in deposit fees. These increases were primarily attributable to the same factors responsible for the increases in the third quarter of 1997, as well as to deposit fees related to the Berks Acquisition. Also contributing to the increase in noninterest income for the nine months ended September 30, 1997 was a $1.5 million net gain on the sale of the Company's previous headquarters building and the sale of a branch property. These increases were partially offset by the effect of the favorable litigation settlement in the third quarter of 1996, a $0.2 million decrease in mortgage servicing fees, and a $0.2 million net loss on the sale of mortgage-backed securities in the second quarter of 1997.

Noninterest expense was $17.0 million in the third quarter of 1997 compared to $22.4 million in the third quarter of 1996. The decrease was due to a $7.3 million decrease in FDIC premiums, $6.8 million of which represented a one-time charge in the third quarter of 1996 to recapitalize the SAIF and $0.5 million of which primarily represented a reduction in deposit insurance premiums from $0.23 to approximately $0.06 per $100 of deposits. During the third quarter of 1996, Commonwealth also recorded approximately $0.8 million in one-time expenses associated with the Berks Acquisition. Also contributing to the decrease was a $0.3 million decrease in amortization of intangibles in the third quarter of 1997, versus the third quarter of 1996. Partially offsetting these favorable effects were higher expenses relating to the acquisition of the Homestead mortgage production offices, as well as higher expenses relating to certain benefit plans and growth in supermarket banking and business banking activities.

Noninterest expense was $48.9 million for the nine months ended September 30, 1997 compared to $46.3 million for the same period in 1996. In addition to the factors identified for the third quarter of 1997, the increase was primarily attributable to higher expenses relating to the Berks Acquisition. The increase in noninterest expense was offset, in part, by a $0.2 million refund of prior year FDIC premiums received in the first quarter of 1997. Also partially offsetting the increase in noninterest expense was a $0.4 million reversal of a liability relating to a contract with the Company's data processing provider, and a $0.4 million reversal of the Bank's pension liability. During 1997, the Bank terminated its defined benefit pension plan, and replaced it with a target benefit plan.

Provision for credit losses totaled $0.3 million and $0.9 million in the third quarter and nine months ended September 30, 1997, respectively. The provision for credit losses totaled $0.2 million and $0.3 million in the third quarter and nine months ended September 30, 1996, respectively. At September 30, 1997, the allowance for credit losses totaled $9.1 million, or 0.74% of loans, compared to $10.1 million, or 0.96%, at September 30, 1996 and $10.0 million, or 0.89%, at December 31, 1996. The decrease in the allowance for loan losses was primarily attributable to net credit losses on loans acquired in the Berks Acquisition. The Company acquired a $2.4 million allowance for credit losses as part of the Berks Acquisition. Through September 30, 1997, approximately $1.5 million of that reserve had been utilized through net credit losses.

Net credit losses totaled $1.0 million, or 0.32% (annualized) of average loans in the third quarter of 1997. This compared to $0.1 million, or 0.03% (annualized) of average loans in the third quarter of 1996. For the nine months ended September 30, 1997, net credit losses totaled $1.7 million, or 0.20% (annualized) of average loans, compared to $0.1 million, or 0.01% (annualized), in the same 1996 period. The increase in net credit losses was primarily related to loans acquired in the Berks Acquisition. Net credit losses on these loans totaled $0.7 million and $1.3 million in the third quarter and first nine months of 1997, respectively, compared to no net credit losses in the comparable periods in 1996.

Nonperforming assets totaled $10.7 million, or 0.47% of assets at September 30, 1997, compared to $8.6 million, or 0.41%, at September 30, 1996 and $9.1 million, or 0.43%, at December 31, 1996. The increase in nonperforming assets was primarily related to loans acquired in the Berks Acquisition.

Provision for income taxes was $2.0 million, or 33% of income before income taxes in the third quarter of 1997, compared to a ($0.4) million benefit, or 38%, in the third quarter of 1996. For the first nine months of 1997, provision for income taxes was $6.3 million, or 34% of income before income taxes, compared to $2.7 million, or 35%, in the first nine months of 1996. The decrease in the income tax rate in the third quarter and first nine months of 1997 was primarily attributable to low income housing tax credits in 1997.

The Bank's core capital ratio was 6.3% at September 30, 1997. This compared to 6.5% at September 30, 1996 and 6.6% at December 31, 1996. In 1996, the Board of Directors authorized the repurchase of 0.4 million shares to fund the 1996 Recognition and Retention Plan. Of that amount, 0.1 million shares were repurchased in December 1996 and 0.3 million shares were repurchased in January 1997. During both the first and third quarters of 1997, Commonwealth purchased
0.9 million shares of the Company's common stock which is currently held as treasury stock.

Commonwealth Bancorp, Inc., with consolidated assets of $2.3 billion, is the holding company for Commonwealth Bank, which has 56 branches throughout southeast Pennsylvania. ComNet Mortgage Services and Homestead Mortgage are divisions of Commonwealth Bank. ComNet Mortgage Services has offices in Pennsylvania, Connecticut, New Jersey, and Rhode Island. Homestead Mortgage has offices in Maryland.

Detailed supplemental information follows.

                  Commonwealth Bancorp, Inc. and Subsidiaries
                       Consolidated Statements of Income
                      (in thousands, except share amounts)

                                                                           For the Quarter             For the Nine Months
                                                                          Ended September 30,           Ended September 30,
                                                                          1997          1996           1997            1996
                                                                       -----------   ------------   ------------   ------------
                                                                             (Unaudited)                   (Unaudited)
Interest income:
  Interest on loans                                                       $24,274       $20,208         $69,378        $53,903
  Interest and dividends on deposits and money
     market investments                                                       436           870           1,590          2,258
  Interest on investment securities                                           966           991           3,214          2,494
  Interest on mortgage-backed securities                                   13,861        12,707          41,928         32,078
                                                                       -----------   ------------   ------------   ------------

           Total interest income                                           39,537        34,776         116,110         90,733

Interest expense:
  Interest on deposits                                                     14,942        13,759          43,368         35,264
  Interest on notes payable and other borrowings                            6,971         4,225          19,356         12,150
                                                                       -----------   ------------   ------------   ------------

           Total interest expense                                          21,913        17,984          62,724         47,414
                                                                       -----------   ------------   ------------   ------------

           Net interest income                                             17,624        16,792          53,386         43,319

Provision for loan losses                                                     300           201             900            301
                                                                       -----------   ------------   ------------   ------------

           Net interest income after provision for loan losses             17,324        16,591          52,486         43,018

Noninterest income:
  Deposit fees and related income                                           2,076         1,461           5,373          3,667
  Servicing fees                                                            1,468         1,323           3,794          3,950
  Net gain on sales of mortgage loans                                       1,666           487           3,298          1,485
  Net loss on sales of securities                                             -             -              (175)           -
  Net loss on sales of foreclosed real estate                                 (29)          (78)           (130)          (204)
  Other                                                                       512         1,519           2,862          2,234
                                                                       -----------   ------------   ------------   ------------

           Total noninterest income                                         5,693         4,712          15,022         11,132
                                                                       -----------   ------------   ------------   ------------
Noninterest expense:
  Compensation and employee benefits                                        8,679         6,952          24,500         18,618
  Occupancy and office operations                                           2,613         2,348           7,634          6,279
  FDIC premium                                                                191         7,455             357          8,716
  Advertising and promotion                                                   501           560           1,383          1,296
  Amortization of intangible assets                                         1,417         1,723           4,573          2,860
  Other                                                                     3,631         3,367          10,427          8,518
                                                                       -----------   ------------   ------------   ------------

           Total noninterest expense                                       17,032        22,405          48,874         46,287
                                                                       -----------   ------------   ------------   ------------

           Income (loss) before income taxes                                5,985        (1,102)         18,634          7,863

Income tax provision (benefit)                                              1,984          (423)          6,283          2,735
                                                                       -----------   ------------   ------------   ------------

Net income (loss)                                                          $4,001         ($679)        $12,351         $5,128
                                                                       ===========   ============   ============   ============

Weighted-average number of shares outstanding                          15,968,267    17,124,366      16,195,633     11,603,803
                                                                       ===========   ============   ============   ============

Earnings per share                                                          $0.25        ($0.04)          $0.76          $0.44
                                                                       ===========   ============   ============   ============

                  Commonwealth Bancorp, Inc. and Subsidiaries
                          Consolidated Balance Sheets
                                 (in thousands)

                                                                                     September 30,  December 31,
                                                                                         1997          1996
                                                                                     -------------  ------------
Assets:                                                                               (Unaudited)
Cash and due from banks                                                                  $50,036       $39,268
Interest-bearing deposits                                                                   -           15,111
Short-term investments available for sale                                                  1,074         5,723
Mortgage loans held for sale                                                              45,086        17,335
Investment securities
   Securities available for sale (cost of $55,373
     and $53,815, respectively), at market value                                          56,402        53,935
Mortgage-backed securities
   Securities held to maturity (market value of $209,715
     and $239,447, respectively), at cost                                                206,559       237,743
   Securities available for sale (cost of $561,614
     and $511,833, respectively), at market value                                        566,337       514,964
Loans receivable, net                                                                  1,233,319     1,113,114
Accrued interest receivable, net                                                          14,261        13,339
FHLB stock, at cost                                                                       14,175        11,159
Premises and equipment, net                                                               18,887        25,369
Intangible assets                                                                         46,661        51,220
Mortgage servicing rights                                                                  7,810         7,677
Other assets, including net deferred taxes of $364 and
   $1,144, respectively                                                                   17,492        14,004
                                                                                      ----------    ----------
                             Total assets                                             $2,278,099    $2,119,961
                                                                                      ==========    ==========

Liabilities:
  Deposits                                                                            $1,528,514    $1,491,450
  Notes payable and other borrowings:
     Secured notes due to Federal Home Loan Bank of Pittsburgh                           213,000       175,000
     Securities sold under agreements to repurchase                                      264,677       176,674
  Advances from borrowers for taxes and insurance                                         16,844        23,883
  Accrued interest payable, accrued expenses and other liabilities                        43,581        21,030
                                                                                      ----------    ----------
                             Total liabilities                                         2,066,616     1,888,037
                                                                                      ----------    ----------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, $0.10 par value; 5,000,000 shares
     authorized; none issued                                                                -             -
  Common stock, $0.10 par value; 30,000,000 shares authorized;
      17,994,291 shares issued and 16,242,691 outstanding at September 30, 1997;
      17,953,613 shares issued and outstanding at December 31, 1996                        1,800         1,795
  Additional paid-in capital                                                             133,236       132,931
  Retained earnings                                                                      114,652       105,577
  Unearned stock benefit plan compensation                                               (13,319)      (10,510)
  Unrealized gain on marketable securities, net                                            3,797         2,131
  Treasury stock, at cost; 1,751,600 shares at September 30, 1997                        (28,683)     -
                                                                                      ----------    ----------
                             Total shareholders' equity                                  211,483       231,924
                                                                                      ----------    ----------
Total liabilities and shareholders' equity                                            $2,278,099    $2,119,961
                                                                                      ==========    ==========

                           Commonwealth Bancorp, Inc.
                         Selected Financial Highlights
                 (dollars in thousands, except per share data)


                                                     For the Quarter Ended
                                         ----------------------------------------------
BALANCE SHEET DATA:                      September 30, 1997          September 30, 1996
                                             (Unaudited)                 (Unaudited)
                                         ----------------------------------------------
Average Loans                                   $1,197,384                 $1,007,799
Average Interest-Earning Assets                  2,126,312                  1,894,603
Average Assets                                   2,273,933                  2,050,265
Average Deposits                                 1,537,823                  1,494,926
Average Interest-Bearing Liabilities             2,015,083                  1,785,435
Average Shareholders' Equity                       217,637                    227,976

                                                   For the Nine Months Ended
                                         ----------------------------------------------
                                         September 30, 1997          September 30, 1996
                                             (Unaudited)                 (Unaudited)
                                         ----------------------------------------------
Average Loans                                   $1,143,565                   $885,041
Average Interest-Earning Assets                  2,085,488                  1,640,286
Average Assets                                   2,229,067                  1,758,535
Average Deposits                                 1,517,313                  1,274,529
Average Interest-Bearing Liabilities             1,964,875                  1,551,728
Average Shareholders' Equity                       218,371                    173,910

                                                               As of
                                         ----------------------------------------------
                                         September 30, 1997          December 31, 1996
                                             (Unaudited)
                                         ----------------------------------------------
Book Value Per Share                                $13.02                     $12.92
Tangible Book Value Per Share                        10.15                      10.07
Non-performing Loans                                 9,891                      8,058
Non-performing Assets                               10,705                      9,148

                                                     For the Quarter Ended
                                         ----------------------------------------------
OPERATING DATA:                          September 30, 1997          September 30, 1996
                                             (Unaudited)                 (Unaudited)
                                         ----------------------------------------------
Annualized Return on Assets                          0.70%                     -0.13% *
Annualized Return on Equity                          7.29%                     -1.19% *
ComNet Mortgage Originations                      $151,720                   $114,034
Net Income (Loss) Per Share                           0.25                      -0.04 *

                                                    For the Nine Months Ended
                                         ----------------------------------------------
                                         September 30, 1997          September 30, 1996
                                             (Unaudited)                 (Unaudited)
                                         ----------------------------------------------
Annualized Return on Assets                          0.74%                      0.39% *
Annualized Return on Equity                          7.56%                      3.93% *
ComNet Mortgage Originations                      $421,949                   $371,308
Net Income Per Share                                  0.76                       0.44 *

                                                             As of
                                         ----------------------------------------------
CAPITAL RATIOS: **                       September 30, 1997          December 31, 1996
                                             (Unaudited)
                                         ----------------------------------------------
Core Capital                                          6.3%                       6.6%
Risk Based Capital                                   13.0%                      14.2%

* Includes $4.5 million after-tax one-time SAIF recapitalization assessment. ** Represent ratios of Commonwealth Bank.